Exhibit 99.1

Moody's Corporation Reports Results for Third Quarter 2014

  3Q14 revenue up 16% from 3Q13 to $816.1 million
  3Q14 operating income up 20% from 3Q13 to $349.7 million; adjusted operating income up 18% to $372.9 million
  3Q14 GAAP EPS up 20% from 3Q13 to $1.00; non-GAAP EPS up 17% from 3Q13 to $0.97
  Maintain FY 2014 non-GAAP EPS guidance range of $3.95 to $4.05

NEW YORK--(BUSINESS WIRE)--October 24, 2014--Moody’s Corporation (NYSE:MCO) today announced results for the third quarter 2014.

SUMMARY OF RESULTS FOR THIRD QUARTER 2014

Moody’s reported revenue of $816.1 million for the three months ended September 30, 2014, up 16% from $705.5 million for the third quarter of 2013. Operating expenses for the third quarter of 2014 totaled $466.4 million, a 13% increase from the prior-year period. Operating income for the quarter was $349.7 million, a 20% increase from $291.5 million for the same period last year. Adjusted operating income, defined as operating income before depreciation and amortization, was $372.9 million, an 18% increase from $314.9 million last year. GAAP EPS of $1.00 increased 20% against the same period last year. Non-GAAP EPS of $0.97, which excludes a $0.03 benefit from the resolution of a legacy tax matter, increased 17% from the third quarter of 2013.

"Moody’s achieved strong financial results in the third quarter, with record revenue growth in Moody’s Analytics, and double-digit revenue growth in nearly every line of business in both Moody’s Investors Service and Moody’s Analytics,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Based on our strong year-to-date performance, we are reaffirming our EPS guidance in the range of $3.95 to $4.05.”

THIRD QUARTER REVENUE

For Moody’s Corporation overall, global revenue of $816.1 million for the third quarter of 2014 was up 16% from the third quarter of 2013. U.S. revenue of $449.1 million and non-U.S. revenue of $367.0 million increased 15% and 17%, respectively, from the third quarter of 2013. Revenue generated outside the U.S. represented 45% of Moody’s total revenue for the quarter, consistent with the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the third quarter of 2014 was $543.1 million, up 14% from the prior-year period. The impact of foreign currency translation on MIS revenue was negligible. U.S. revenue of $329.1 million and non-U.S. revenue of $214.0 million increased 13% and 14%, respectively, from the year-ago period.

Within MIS, global corporate finance revenue of $260.7 million in the third quarter of 2014 increased 12% from the prior-year period, reflecting a favorable mix of bond and bank loan issuance within the quarter, as well as additional monitoring revenue associated with new ratings customers. Corporate finance U.S. and non-U.S. revenue were up 8% and 19%, respectively, compared to the third quarter of 2013.

Global structured finance revenue totaled $102.1 million for the third quarter of 2014, a 22% increase from a year earlier, primarily reflecting increased rating activity for collateralized loan obligations (CLOs). Structured finance U.S. and non-U.S. revenue grew 31% and 7%, respectively, from the year-ago period.

Global financial institutions revenue of $91.8 million in the third quarter of 2014 increased 16% compared to the prior-year period. U.S. revenue increased 9% primarily due to increased issuance by insurance companies. Non-U.S. revenue increased 22% due to higher levels of bank issuance from China and Europe.

Global public, project and infrastructure finance revenue was $88.5 million for the third quarter of 2014, an increase of 7% from the third quarter of 2013. U.S. revenue was up 15% primarily due to increased rating activity in public finance and project finance. Non-U.S. revenue decreased 5% from the prior-year period primarily due to lower infrastructure issuance in Europe.

Global revenue for Moody’s Analytics (“MA”) for the third quarter of 2014 was $273.0 million, up 20% from the third quarter of 2013. Foreign currency translation favorably impacted MA revenue by 2 percent. U.S. revenue of $120.0 million and non-U.S. revenue of $153.0 million for the third quarter of 2014 increased 19% and 21%, respectively, from the prior-year period.

Revenue from research, data and analytics of $146.8 million increased by 10% from the prior-year period, driven by strong sales of credit research and content licensing. Enterprise risk solutions revenue of $81.1 million was up 26% over the prior-year period primarily due to growth in subscription and services revenue. Revenue from professional services of $45.1 million was up 54% from the prior-year period, primarily reflecting the December 2013 acquisition of Amba Investment Services.

THIRD QUARTER OPERATING EXPENSES, OPERATING INCOME, AND EFFECTIVE TAX RATE

Third quarter 2014 operating expenses for Moody’s Corporation were $466.4 million, 13% more than the prior-year period. This increase was primarily due to higher compensation and real estate costs attributable to additional headcount, as well as increased incentive compensation accruals. The impact of foreign currency translation on operating expenses was negligible. Operating income of $349.7 million for the quarter increased 20% from $291.5 million for the same period last year. Adjusted operating income, defined as operating income before depreciation and amortization, was $372.9 million, an 18% increase from $314.9 million last year. The impact of foreign currency translation on operating income was negligible. Moody’s operating margin for the third quarter of 2014 was 42.9%, up from 41.3% in the third quarter of 2013. Adjusted operating margin of 45.7% for the third quarter of 2014 was up from 44.6% for the same period last year.

Moody’s effective tax rate was 33.5% for the third quarter of 2014, an increase from 29.1% for the prior-year period, primarily due to higher U.S. and non-U.S. taxes on foreign income and certain discrete items that reduced the effective tax rate in 2013.

YEAR-TO-DATE RESULTS

Moody's Corporation revenue for the first nine months of 2014 totaled $2,456.8 million, an increase of 12% from $2,193.3 million for the same period of 2013. The impact of foreign currency translation on revenue for the first nine months was negligible. Revenue at MIS totaled $1,690.6 million for the first nine months of 2014, an increase of 10% from the same period in 2013. MA revenue rose 17% from the first nine months of 2013 to $766.2 million.

Expenses for the first nine months of 2014 totaled $1,362.4 million, 7% higher than the year-ago period, which included costs associated with a first quarter 2013 litigation settlement. The impact of foreign currency translation on expenses for the first nine months was negligible. Year-to-date operating income of $1,094.4 million grew 19% from $922.7 million for the same period of 2013. Adjusted operating income of $1,163.0 million was up 17% from the prior-year period. Moody’s operating margin for the first nine months of 2014 was 44.5%, up from 42.1% for the first nine months of 2013. Adjusted operating margin of 47.3% for the first nine months of 2014 was up from 45.3% for the same period last year.

GAAP EPS of $3.48 for the first nine months of 2014 increased 31% from $2.66 for the same period in 2013. Non-GAAP EPS of $3.09 for the first nine months of 2014 grew 10% from $2.80 for the same period in 2013. Year-to-date 2014 non-GAAP EPS excludes a $0.36 gain resulting from Moody’s acquisition of a controlling interest in ICRA Ltd. in the second quarter and the $0.03 legacy tax benefit in the third quarter. Year-to-date 2013 non-GAAP EPS excludes the first quarter litigation settlement charge of $0.14.

CAPITAL ALLOCATION AND LIQUIDITY

During the third quarter of 2014, Moody’s repurchased 3.5 million shares at a total cost of $320.5 million, and issued 0.9 million shares under our annual employee stock-based compensation plans. Outstanding shares as of September 30, 2014 were 208.6 million, a 3% decline from a year earlier. As of September 30, 2014, Moody’s had $1.0 billion of share repurchase authority remaining under its current programs. At quarter-end, Moody’s had $2.5 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.1 billion, an increase of $60.9 million from a year earlier. Free cash flow for the first nine months of 2014 of $653.0 million increased $30.5 million, or 5%, from the same period a year ago.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2014

Moody's outlook for 2014 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions, and, if actual conditions differ, Moody's results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

Moody’s full-year 2014 non-GAAP EPS guidance remains in the range of $3.95 to $4.05, which excludes the $0.36 gain resulting from Moody’s acquisition of a controlling interest in ICRA Ltd. in the second quarter and the $0.03 legacy tax benefit in the third quarter.

Certain components of Moody’s 2014 revenue guidance have been modified to reflect the Company’s current view of business conditions. While global MIS revenue for full-year 2014 is still expected to increase in the high-single-digit percent range, non-U.S. MIS revenue is now expected to increase approximately 10 percent. Within MIS, corporate finance revenue is now expected to increase approximately 10%; structured finance revenue is now expected to increase in the high-single-digit percent range; and public, project and infrastructure finance revenue is now expected to increase in the mid-single-digit percent range.

A full summary of Moody’s guidance as of October 24, 2014 is included in the 2014 Outlook table at the end of this press release.

CONFERENCE CALL

A conference call to discuss third quarter 2014 results will be held this morning, October 24, 2014, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 3:30 p.m. Eastern Time, November 22, 2014.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, October 24, 2014 until 3:30 p.m. Eastern Time, November 22, 2014. The replay can be accessed from within the United States and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 9971396.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $3.0 billion in 2013, employs approximately 9,700 people worldwide and maintains a presence in 33 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2014 and other forward-looking statements in this release are made as of October 24, 2014, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the current world-wide credit market disruptions and economic slowdown; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Financial Reform Act and anticipated regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those Legacy Tax Matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2014	2013	2014	2013
Amounts in millions, except per share amounts

Revenue	$816.1	$705.5	$2,456.8	$2,193.3

Expenses:
Operating	236.7	203.5	674.8	601.4
Selling, general and administrative	206.5	187.1	619.0	599.1
Depreciation and amortization	23.2	23.4	68.6	70.1
Total expenses	466.4	414.0	1,362.4	1,270.6

Operating income	349.7	291.5	1,094.4	922.7
Non-operating (expense) income, net
Interest (expense) income, net	(37.7)	(24.4)	(87.5)	(68.1)
Other non-operating (expense) income, net	16.4	(3.6)	15.5	12.9
ICRA Gain	-	-	102.8	-
Total non-operating (expense) income, net	(21.3)	(28.0)	30.8	(55.2)
Income before provision for income taxes	328.4	263.5	1,125.2	867.5
Provision for income taxes	109.9	76.7	360.6	261.2
Net income	218.5	186.8	764.6	606.3
Less: net income attributable to noncontrolling interests	3.3	2.9	12.2	8.5
Net income attributable to Moody's Corporation	$215.2	$183.9	$752.4	$597.8

Earnings per share attributable to Moody's common shareholders
Basic	$1.02	$0.84	$3.55	$2.70
Diluted	$1.00	$0.83	$3.48	$2.66

Weighted average number of shares outstanding
Basic	210.4	217.8	212.1	221.1
Diluted	214.2	222.0	216.1	225.1

Supplemental Revenue Information (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Amounts in millions	2014	2013	2014	2013

Moody's Investors Service
Corporate Finance	$260.7	$233.0	$846.0	$754.2
Structured Finance	102.1	83.5	308.0	273.7
Financial Institutions	91.8	78.9	269.4	249.9
Public, Project and Infrastructure Finance	88.5	82.7	267.2	258.8
Intersegment royalty	22.3	19.6	65.7	57.5
Sub-total MIS	565.4	497.7	1,756.3	1,594.1
Eliminations	(22.3)	(19.6)	(65.7)	(57.5)
Total MIS revenue	543.1	478.1	1,690.6	1,536.6

Moody's Analytics
Research, Data and Analytics	146.8	133.7	432.4	393.6
Enterprise Risk Solutions	81.1	64.4	208.1	177.6
Professional Services	45.1	29.3	125.7	85.5
Intersegment revenue	3.4	3.0	10.0	8.5
Sub-total MA	276.4	230.4	776.2	665.2
Eliminations	(3.4)	(3.0)	(10.0)	(8.5)
Total MA revenue	273.0	227.4	766.2	656.7

Total Moody's Corporation revenue	$816.1	$705.5	$2,456.8	$2,193.3

Moody's Corporation revenue by geographic area

United States	$449.1	$391.0	$1,335.8	$1,209.3
International	367.0	314.5	1,121.0	984.0

	$816.1	$705.5	$2,456.8	$2,193.3

Non-operating (expense) income, net

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2014	2013	2014	2013
Amounts in millions

Interest expense, net:
Expense on borrowings	$(38.8)	$(23.9)	$(90.5)	$(65.4)
Income	1.8	1.6	5.1	4.0
Legacy Tax benefit (a)	0.7	-	0.7	-
UTPs and other tax related liabilities	(1.7)	(2.1)	(3.2)	(6.7)
Capitalized	0.3	-	0.4	-
Total interest expense, net	$(37.7)	$(24.4)	$(87.5)	$(68.1)
Other non-operating (expense) income, net:
FX gain (loss)	$7.6	$(5.8)	$1.5	$6.9
Legacy Tax benefit (a)	6.4	-	6.4	-
Joint venture income	2.6	2.5	7.9	7.4
Other	(0.2)	(0.3)	(0.3)	(1.4)
Other non-operating income (expense), net	16.4	(3.6)	15.5	12.9
ICRA Gain	-	-	102.8	-
Total non-operating (expense) income, net	$(21.3)	$(28.0)	$30.8	$(55.2)

(a) The 2014 amounts represent the favorable resolution of a Legacy Tax Matter

Selected Consolidated Balance Sheet Data (Unaudited)

	September 30,	December 31,
	2014	2013
Amounts in millions

Cash and cash equivalents	$1,940.8	$ 1,919.5
Short-term investments	164.8	186.8
Total current assets	3,061.9	2,968.8
Non-current assets	1,931.8	1,426.3
Total assets	4,993.7	4,395.1
Total current liabilities	1,041.7	1,141.3
Total debt (1)	2,536.5	2,101.8
Other long-term liabilities	797.6	724.1
Total shareholders' equity	480.3	347.9
Redeemable noncontrolling interest*	137.6	80.0
Total liabilities, redeemable noncontrolling interest and shareholders' equity	4,993.7	4,395.1

Actual number of shares outstanding	208.6	214.0

* Represents a noncontrolling interest related to the November 2011 acquisition of Copal Partners

	September 30,	December 31,
(1) Total debt consists of the following:	2014	2013
Series 2005-1 Notes due 2015 (a)	$-	$ 310.3
Series 2007-1 Notes due 2017	300.0	300.0
2010 Senior Notes due 2020 (b)	495.9	497.8
2012 Senior Notes due 2022 (c)	496.8	496.5
2013 Senior Notes due 2024 (d)	497.4	497.2
2014 Senior Notes due 2019 (e)	448.0	-
2014 Senior Notes due 2044 (f)	298.4	-
Total debt	$2,536.5	$ 2,101.8

(a) Includes a $10.3 million fair value adjustment on an interest rate hedge at December 31, 2013

(b) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount and include a $2.1 million reduction relating to a fair value adjustment on an interest rate hedge at September 30, 2014

(c) Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount

(d) Represents $500 million of 4.9% publicly traded Senior Notes which mature on February 15, 2024; the notes were offered to the public at 99.431% of the face amount

(e) Represents $450 million of 2.75% publicly traded Senior Notes which mature on July 15, 2019; the notes were offered to the public at 99.838% of the face amount and include a $1.3 million reduction relating to a fair value adjustment on an interest rate hedge at September 30, 2014

(f) Represents $300 million of 5.25% publicly traded Senior Notes which mature on July 15, 2044; the notes were offered to the public at 99.462% of the face amount

Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization.

	Three Months Ended September 30,
	2014				2013
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$565.4	$276.4	$(25.7)	$816.1	$497.7	$230.4	$(22.6)	$705.5
Operating, selling, general and administrative expense	260.8	208.1	(25.7)	443.2	235.6	177.6	(22.6)	390.6
Adjusted operating income	304.6	68.3	-	372.9	262.1	52.8	-	314.9
Depreciation and amortization	11.5	11.7	-	23.2	12.1	11.3	-	23.4
Operating income	$293.1	$56.6	$-	$349.7	$250.0	$41.5	$-	$291.5
Adjusted operating margin	53.9%	24.7%		45.7%	52.7%	22.9%		44.6%
Operating margin	51.8%	20.5%		42.9%	50.2%	18.0%		41.3%

	Nine Months Ended September 30,
	2014				2013
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$1,756.3	$776.2	$(75.7)	$2,456.8	$1,594.1	$665.2	$(66.0)	$2,193.3
Operating, selling, general and administrative expense	775.4	594.1	(75.7)	1,293.8	756.1	510.4	(66.0)	1,200.5
Adjusted operating income	980.9	182.1	-	1,163.0	838.0	154.8	-	992.8
Depreciation and amortization	34.3	34.3	-	68.6	34.9	35.2	-	70.1
Operating income	$946.6	$147.8	$-	$1,094.4	$803.1	$119.6	$-	$922.7
Adjusted operating margin	55.9%	23.5%		47.3%	52.6%	23.3%		45.3%
Operating margin	53.9%	19.0%		44.5%	50.4%	18.0%		42.1%

Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and knowledge outsourcing engagements.

	Three Months Ended September 30,
	2014			2013
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$180.0	$80.7	$260.7	$163.5	$69.5	$233.0
	69%	31%	100%	70%	30%	100%

Structured Finance	60.6	41.5	102.1	45.3	38.2	83.5
	59%	41%	100%	54%	46%	100%

Financial Institutions	34.7	57.1	91.8	23.5	55.4	78.9
	38%	62%	100%	30%	70%	100%

Public, Project and Infrastructure Finance	51.2	37.3	88.5	47.9	34.8	82.7
	58%	42%	100%	58%	42%	100%

Total MIS	$326.5	$216.6	$543.1	$280.2	$197.9	$478.1
	60%	40%	100%	59%	41%	100%

Moody's Analytics	$74.3	$198.7	$273.0	$49.0	$178.4	$227.4
	27%	73%	100%	22%	78%	100%

Total Moody's Corporation	$400.8	$415.3	$816.1	$329.2	$376.3	$705.5
	49%	51%	100%	47%	53%	100%

	Nine Months Ended September 30,
	2014			2013
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$606.3	$239.7	$846.0	$555.5	$198.7	$754.2
	72%	28%	100%	74%	26%	100%

Structured Finance	186.3	121.7	308.0	159.2	114.5	273.7
	60%	40%	100%	58%	42%	100%

Financial Institutions	96.3	173.1	269.4	87.3	162.6	249.9
	36%	64%	100%	35%	65%	100%

Public, Project and Infrastructure Finance	156.0	111.2	267.2	157.2	101.6	258.8
	58%	42%	100%	61%	39%	100%

Total MIS	$1,044.9	$645.7	$1,690.6	$959.2	$577.4	$1,536.6
	62%	38%	100%	62%	38%	100%

Moody's Analytics	$187.6	$578.6	$766.2	$134.4	$522.3	$656.7
	24%	76%	100%	20%	80%	100%

Total Moody's Corporation	$1,232.5	$1,224.3	$2,456.8	$1,093.6	$1,099.7	$2,193.3
	50%	50%	100%	50%	50%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as “non-GAAP financial measures” as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company’s performance, facilitate comparisons to competitors’ operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Adjusted Operating Income and Adjusted Operating Margin:
The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in millions)	2014	2013	2014	2013
Operating income	$349.7	$291.5	$1,094.4	$	922.7
Depreciation & amortization	23.2	23.4	68.6		70.1
Adjusted operating income	$372.9	$314.9	$1,163.0	$	992.8
Operating margin	42.9%	41.3%	44.5%		42.1%
Adjusted operating margin	45.7%	44.6%	47.3%		45.3%

	Full-Year Ended December 31,
	2014

Operating margin guidance	42% - 43%
Depreciation and amortization	3%
Adjusted operating margin guidance	45% - 46%

Free Cash Flow:
The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Nine Months Ended September 30,
(amounts in millions)	2014		2013
Net cash flows from operating activities	$	709.8	$	653.5
Capital additions	(56.8)			(31.0)
Free cash flow	$	653.0	$	622.5
Net cash used in investing activities	$	(244.6)	$	(222.8)
Net cash used in financing activities	$	(393.4)	$	(343.2)

Non-GAAP diluted earnings per share attributable to Moody's common shareholders:
The Company presents this non-GAAP measure to exclude the impact of a litigation settlement charge in the first quarter of 2013, the ICRA Gain in the second quarter of 2014 and the benefit from a Legacy Tax Matter in the third quarter of 2014 to allow for a more meaningful comparison of Moody’s diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

(amounts in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013		2014		2013
Diluted EPS - GAAP	$1.00	$	0.83	$	3.48	$	2.66
Impact of litigation settlement charge	-		-		-		0.14
ICRA Gain	-		-		(0.36)		-
Legacy Tax	(0.03)		-		(0.03)		-
Diluted EPS - Non-GAAP	$0.97	$	0.83	$	3.09	$	2.80

	Projected full-year ended December 31,
	2014
Diluted EPS guidance - GAAP	$4.34 - 4.44
ICRA Gain	(0.36)
Legacy Tax	(0.03)
Diluted EPS guidance - Non-GAAP	$3.95 - 4.05

2014 Outlook

Moody’s outlook for 2014 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions, and, if actual conditions differ, Moody’s results for the year may differ materially from the current outlook. The Company’s guidance, which is presented in the table below, assumes foreign currency translation at end-of-quarter exchange rates.

Full-year 2014 Moody’s Corporation guidance
MOODY'S CORPORATION	Current guidance as of October 24, 2014	Last publicly disclosed guidance as of September 30, 2014
Revenue	growth in the low-double-digit percent range	NC
Operating expenses	growth in the high-single-digit percent range	NC
Growth in compliance and regulatory expense	Less than $5 million	NC
Depreciation & amortization	Approximately $100 million	NC
Operating margin	42% to 43%	NC
Adjusted operating margin	45% to 46%	NC
Effective tax rate	Approximately 33%	NC
Non-GAAP EPS*	$3.95 to $4.05	NC
Capital expenditures	Approximately $90 million	NC
Free cash flow	Approximately $900 million	NC
Share repurchases	Up to $1.25 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)	NC

Full-year 2014 revenue guidance
MOODY'S INVESTORS SERVICE	Current guidance as of October 24, 2014	Last publicly disclosed guidance as of September 30, 2014
MIS global	growth in the high-single-digit percent range	NC
MIS U.S.	growth in the high-single-digit percent range	NC
MIS Non-U.S.	growth of approximately 10%	growth in the low-double-digit percent range
Corporate finance	growth of approximately 10%	growth in the low-double-digit percent range
Structured finance	growth in the high-single-digit percent range	growth of approximately 10%
Financial institutions	growth in the mid-single-digit percent range	NC
Public, project and infrastructure finance	growth in the mid-single-digit percent range	growth in the high-single-digit percent range
MOODY'S ANALYTICS
MA global	growth in the mid-teens percent range	NC
MA U.S.	growth in the low-double-digit percent range	NC
MA Non-U.S.	growth in the high-teens percent range	NC
Research, data, and analytics	growth in the high-single-digit percent range	NC
Enterprise risk solutions	growth in the mid-teens percent range	NC
Professional services	growth of approximately 40%	NC

NC- There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.

* Full-Year 2014 GAAP Diluted EPS guidance is $4.34 to $4.44 and includes the $0.36 ICRA Gain and the $0.03 Legacy Tax benefit

CONTACT:
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com
or
Salli Schwartz
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com